FOR IMMEDIATE RELEASE
CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD FIRST-QUARTER RESULTS
AND RAISES 2013 GUIDANCE

PROVO, Utah — May 2, 2013 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record first-quarter results with revenue of $550.1 million, a 19 percent improvement over the prior-year period. Revenue was negatively impacted 3 percent by foreign currency fluctuations. Earnings per share for the quarter were $0.90, a 22 percent year-over-year improvement. Additionally, the company announced that it is increasing its full-year 2013 revenue guidance by $190 million to be in the $2.51 to $2.54 billion range. The new guidance includes a projected negative currency impact of 5 percent. The company now expects 2013 earnings to be in the range of $4.18 to $4.30 per share.

"We kicked off the year with tremendous momentum, generating 22 percent local-currency revenue growth this quarter," said Truman Hunt, president and chief executive officer. "We are pleased with the overall direction of the business, particularly with trends in the North Asia and Greater China regions. The first quarter marked the third consecutive quarter of year-over-year local-currency growth for Japan, while South Korea continues to be a solid contributor to our success. Greater China continues to be our fastest-growing region, with each market within the region posting solid quarterly growth."
Regional Results
North Asia. First-quarter revenue in North Asia was $188.2 million, compared to $182.2 million for the same period in 2012. The region's results were negatively impacted 8 percent by foreign currency fluctuations. Japan local-currency revenue improved 13 percent while South Korea generated local-currency revenue growth of 9 percent. The number of sales leaders in the region was up 12 percent while the number of actives improved 8 percent.

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Nu Skin Enterprises, Inc.
May 2, 2013

Greater China. In Greater China, first-quarter revenue increased 90 percent to $175.7 million, compared to $92.6 million in the prior-year period. The region's results were positively impacted 2 percent by foreign currency fluctuations. Mainland China local-currency revenue grew 141 percent. The sales leader count in the region improved 91 percent, while the number of actives increased 73 percent compared to the prior year.

Americas. Revenue in the Americas improved 15 percent to $76.5 million, compared to $66.3 million in the prior-year period. The region's results were negatively impacted 3 percent by foreign currency fluctuations. U.S. revenue grew by 7 percent during the quarter. The number of sales leaders in the region improved 9 percent while the number of actives decreased 4 percent compared to the prior year.

South Asia/Pacific. Revenue in South Asia/Pacific was $67.2 million, a 13 percent decline compared to the prior year. Excluding the prior-year's product launch sales, revenue would have been up 8 percent. The region's results were not materially impacted by foreign currency fluctuations. The region's first-quarter sales leaders improved 9 percent while actives increased 8 percent compared to the same period in 2012.

EMEA. Revenue in the EMEA region was $42.4 million, a 3 percent decline over the prior-year period. The region's results were not materially impacted by foreign currency fluctuations. Sales leaders and actives increased 1 and 5 percent, respectively, compared to the prior year.

Operational Performance
The company's operating margin was 15.0 percent for the quarter, compared to 15.5 percent in the prior year. The decrease in operating margin was primarily a result of planned brand-building efforts in Greater China and Japan as well as increased research and development expenditures. The company projects an operating margin of 15.8 to 16.1 percent for the year. Gross margin during the quarter was 83.6 percent, consistent with the prior year. Selling expenses, as a percent of revenue, were 44.0 percent in the first quarter, compared to 43.8 percent in the prior-year period. General and administrative expenses, as a percent of revenue, were 24.6 percent, up slightly from 24.3 percent reported in the prior-year period. Other income (expense), net reflected a gain of $0.1 million compared to a gain of $3.6 million in the prior year.

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Nu Skin Enterprises, Inc.
May 2, 2013

The company's income tax rate for the quarter was 34.4 percent compared to 36.5 percent in the prior-year period. The company's cash and short-term investment position at the end of the quarter was $334.3 million. Dividend payments during the quarter were $17.5 million, and the company repurchased $14.6 million of its outstanding shares.
Outlook
"Given the positive momentum of the business, we are on track to achieve another record year of revenue and earnings," said Hunt. "Our anti-aging product portfolio continues to drive strong consumer demand and impressive growth in our global sales force.
"The ageLOC product platform has become a game-changer for Nu Skin, and we believe this fall's introduction of the ageLOC weight management system will be a meaningful growth driver in our business. We are currently training and preparing our sales force for the limited-time-offer in the second half of the year, and believe the launch will be the largest in company history," Hunt concluded.
"Given the strength of our business, as well as the optimism we have for the upcoming ageLOC weight management system, we are significantly raising our 2013 guidance," said Ritch Wood, chief financial officer. "Our increased guidance accounts for a stronger-than-expected currency headwind, which we now forecast will negatively impact revenue for the year by approximately 5 percent, an increase of 1 to 2 percent from our previous guidance. We project second-quarter 2013 revenue to be in the $570 to $580 million range with a negative currency impact of 4 to 5 percent, and earnings per share to be $0.91 to $0.95.  For the full year, we anticipate revenue will be in the $2.51 to $2.54 billion range with earnings per share to be $4.18 to $4.30."

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Nu Skin Enterprises, Inc.
May 2, 2013

The company's management will host a webcast with the investment community on May 2, 2013, at 11 a.m. EST. Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises' website, http://ir.nuskin.com. An archive of the webcast will be available at this same URL through May 17, 2013.
About Nu Skin Enterprises, Inc.
Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company's scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company. The company's anti-aging products feature the new ageLOC® suite of products including the ageLOC® R2 nutritional supplement, ageLOC® Galvanic Spa System and ageLOC® Galvanic Body Spa™, as well as the ageLOC® Transformation daily skin care system. A global direct selling company, Nu Skin operates in 53 markets worldwide and is traded on the New York Stock Exchange under the symbol "NUS." More information is available at http://www.nuskin.com.

Please Note: This press release, particularly the "Outlook" section, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, initiatives, strategies and new product introductions; statements of projections regarding revenue, operating margin, earnings per share, foreign currency impact and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.

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Nu Skin Enterprises, Inc.
May 2, 2013

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:

•	any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis;
•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, including possible ingredient supply limitations;

•	challenging economic conditions globally;
•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;
•	risks associated with general inquiries and complaints to consumer protection agencies in Japan regarding the activities of some distributors;
•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•
continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company's business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by distributors or others;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.
The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission.  The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.
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Nu Skin Enterprises, Inc.
May 2, 2013

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the First Quarters Ended March 31, 2013 and 2012
(in thousands, except per share amounts)

	2013	2012
Revenue:
North Asia	$188,193	$182,200
Greater China	175,706	92,611
Americas	76,541	66,340
South Asia/Pacific	67,242	77,321
EMEA	42,412	43,530

Total revenue	550,094	462,002

Cost of sales	90,045	75,756

Gross profit	460,049	386,246

Operating expenses:
Selling expenses	241,883	202,535
General and administrative expenses	135,507	112,048
Total operating expenses	377,390	314,583

Operating income	82,659	71,663

Other income (expense), net	112	3,635
Income before provision for income taxes	82,771	75,298
Provision for income taxes	28,489	27,469

Net income	$54,282	$47,829

Net income per share:
Basic	$0.93	$0.77
Diluted	$0.90	$0.74

Weighted average common shares outstanding:
Basic	58,352	62,230
Diluted	60,566	65,017

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Nu Skin Enterprises, Inc.
May 2, 2013

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$325,720	$320,025
Current investments	8,534	13,378
Accounts receivable	43,809	36,850
Inventories, net	149,089	135,874
Prepaid expenses and other	92,151	93,276
	619,303	599,403

Property and equipment, net	264,363	229,787
Goodwill	112,446	112,446
Other intangible assets, net	89,922	92,518
Other assets	121,759	118,753
Total assets	$1,207,793	$1,152,907

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$52,255	$47,882
Accrued expenses	250,583	233,202
Current portion of long-term debt	56,531	39,019
	359,369	320,103

Long-term debt	138,782	154,963
Other liabilities	92,939	87,229
Total liabilities	591,090	562,295

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	319,802	317,293
Treasury stock, at cost	(724,489)	(714,853)
Accumulated other comprehensive loss	(55,372)	(51,822)
Retained earnings	1,076,671	1,039,903
	616,703	590,612
Total liabilities and stockholders' equity	$1,207,793	$1,152,907

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Nu Skin Enterprises, Inc.
May 2, 2013

NU SKIN ENTERPRISES, INC. Actives/Sales Leaders Statistics

	As of March 31, 2013		As of March 31, 2012		% Increase (Decrease)
	Actives	Sales Leaders	Actives	Sales Leaders	Actives	Sales Leaders

North Asia	361,000	16,682	335,000	14,900	7.8%	12.0%
Greater China	261,000	22,011	151,000	11,551	72.8%	90.6%
Americas	163,000	6,273	170,000	5,776	(4.1%)	8.6%
South Asia/Pacific	98,000	5,337	91,000	4,911	7.%7	8.7%
EMEA	119,000	4,118	113,000	4,076	5.3%	1.0%

Total	1,002,000	54,421	860,000	41,214	16.5%	32.0%

"Actives" are persons who purchased products directly from the company during the previous three months.

"Sales Leaders" include our independent distributors who have completed and who maintain specified sales requirements, and our sales employees and contractual sales promoters in China, who have completed certain qualification requirements.